As filed with the Securities and Exchange Commission on November  , 2005
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENER8XION ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	13-3341562
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3400 W. Cahuenga Blvd., Hollywood, California	90068
(Address of principal executive offices)	(Zip Code)

Consultant's Warrant Agreement
(Full title of the plan)

Matthew Crouch, CEO
3400 W. Cahuenga Blvd.
Hollywood, California 90068
(323) 874-9888
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering(2)	Amount of Registration Fee
Common Stock	50,000 Shares	$.35	$17,500	$2.05

(1)	Pursuant to Rule 416, shares issuable as a result of any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)	Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(h)(1), the offering price and registration fee are computed on the basis of the price at which the warrants may be exercised.

EXPLANATORY NOTE

The consultant has performed legal services for the Registrant. The consultant was not associated, either directly or indirectly, in any transaction relating to capital raising. The 50,000 Shares of Registrant's common stock being registered herein are the shares that can be issued upon exercise of the Warrant granted to the consultant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    PLAN INFORMATION

Plan Information omitted as permitted.

Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission:

(1)	The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2005.

(2)	The Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2004.

(3)	The description of the Company's Common Stock contained in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on September 30, 1986, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 144 of the Delaware General Corporation Law provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The company has also entered into separate indemnification agreements with each of its directors and officers which also provide for such indemnification. The effect of such provisions is to indemnity, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.    EXHIBITS.

The following documents are filed as exhibits to this Registration Statement:

4.4	Warrant Agreement for Consultant

5.1	Opinion of Rosen & Loeb

23.1	Consent of Stonefield Josephson

23.2	Consent of Rosen & Loeb (included in the opinion filed herewith as Exhibit 5.1)

Item 9.    UNDERTAKINGS.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or charged material information on the plan of distribution;

(2)	For determining liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof; and

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on November 22, 2005.

Gener8Xion Entertainment, Inc.

By:	/s/ Carlos D. DeMattos Carlos D. DeMattos President

DATE	SIGNATURE	TITLE
November 22, 2005	/s/ Matthew Crouch Matthew Crouch	Chief Executive Officer and Director
November 22, 2005	/s/ Carlos D. DeMattos Carlos M. DeMattos	President and Director
November 22, 2005	/s/ Marilyn Beaubien Marilyn Beaubien	Secretary and Chief Financial Officer
November 22, 2005	/s/ John R. Dempsey John R. Dempsey	Director
November 22, 2005	/s/ Tom Newman Tom Newman	Director
November , 2005	Ric Wake	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.4	Warrant Agreement for Consultant
5.1	Opinion of Rosen & Loeb
23.1	Consent of Stonefield Josephson
23.2	Consent of Rosen & Loeb (included in the opinion filed herewith as Exhibit 5.1)